As filed with the Securities and Exchange Commission on September 26, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigaCloud Technology Inc

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Unit A, 12/F, Shun Ho Tower

24-30 Ice House Street

Central

Hong Kong

(Address of Principal Executive Offices and Zip Code)

2008 Share Incentive Plan

2017 Share Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

+1 800-221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Larry Lei Wu GigaCloud Technology Inc Unit A, 12/F, Shun Ho Tower 24-30 Ice House Street Central, Hong Kong +852 2369-8219	Benjamin Su, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central, Hong Kong +852 2912-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus dated August 17, 2022 (File No. 333-266058) filed with the Commission on August 19, 2022 pursuant to Rule 424(b)(4) under the Securities Act;

(b) The description of the Registrant’s Class  A Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-41454) filed with the Commission on July 22, 2022, including any amendment and report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud, dishonesty or the consequences or committing a crime.

Under the Registrant’s amended and restated memorandum and articles of association adopted to become effective immediately prior to the completion of the initial public offering of the Registrant, to the fullest extent permissible under Cayman Islands law, each director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions as a director or officer of the Registrant, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-266058), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-266058), also provides for indemnification of the Registrant and its officers and directors.

The Registrant currently carries standard liability insurance for its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits.

See Exhibit Index beginning on page 4 of this registration statement.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

GIGACLOUD TECHNOLOGY INC

EXHIBIT INDEX

Exhibit Number	Description

4.1	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Amendment No. 1 to registration statement on Form F-1 (File No. 333-266058) filed with the Commission on July 22, 2022)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to registration statement on Form F-1 (File No. 333-266058) filed with the Commission on July 22, 2022)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of Class A Ordinary Shares being registered

10.1	2008 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1 (File No. 333-266058) filed with the Commission on July 8, 2022)

10.2	2017 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s registration statement on Form F-1 (File No. 333-266058) filed with the Commission on July 8, 2022)

23.1*	Consent of KPMG Huazhen LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong on September 26, 2022.

GigaCloud Technology Inc

By:	/s/ Larry Lei Wu
Name:	Larry Lei Wu
Title:	Chairman and Chief Executive Officer

[Signature Page to S-8]

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Lei Wu as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry Lei Wu Name: Larry Lei Wu	Chairman and Chief Executive Officer (principal executive officer)	September 26, 2022

/s/ Xin Wan Name: Xin Wan	Director and Chief Technology Officer	September 26, 2022

/s/ Frank Lin Name: Frank Lin	Director	September 26, 2022

/s/ Xing Huang Name: Xing Huang	Director	September 26, 2022

/s/ Zhiwu Chen Name: Zhiwu Chen	Director	September 26, 2022

/s/ Binghe Guo Name: Binghe Guo	Director	September 26, 2022

/s/ Thomas Liu Name: Thomas Liu	Director	September 26, 2022

/s/ Kwok Hei David Lau Name: Kwok Hei David Lau	Chief Financial Officer (principal financial and accounting	September 26, 2022

[Signature Page to S-8]

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of GigaCloud Technology Inc, has signed this registration statement or amendment thereto in New York, on September 26, 2022.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

[Signature Page to S-8]